Exhibit 10.2

DEFERRED COMPENSATION AGREEMENT
BETWEEN
GLOBAL PARTNERS LP AND EDWARD J. FANEUIL

This (the “Agreement”) is entered into between Global GP LLC on behalf of Global Partners LP (the “Company”) and Edward J. Faneuil (the “Executive”).

WHEREAS, the Executive presently serves as Executive Vice-President and General Counsel of the Company; and

WHEREAS, in consideration of past and future services performed by the Executive, the Company agrees to provide deferred and other compensation to the Executive, payable in the amounts and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises made herein, the Executive and the Company hereby agree as follows:

1.             Deferred Compensation.  The Company agrees to pay to the Executive deferred compensation on the following terms and conditions.

(a)           Except as otherwise provided in Sections 1(c), 1(b), 1(d) or 1(e) below, the Company shall pay to the Executive the sum of $70,000 per year (the “Deferred Compensation”) in equal monthly installments of $5,833.33, subject to applicable withholding, on the first business day of each month for 15 years (180 months) commencing on the earlier of:  (i) August 1, 2014, and (ii) the first business day of the month following the termination of Executive’s employment with the Company for reasons other than Cause (as defined below), subject to earlier termination as provided in this Agreement.  Unless his employment is earlier terminated by the Company for reasons other than Cause, the Executive must remain continuously employed through the earlier of (i) August 1, 2014 or (ii) an applicable payment event set forth in Sections 1(b), 1(c) or 1(d) of this Agreement to be eligible for benefits under this Agreement.  The Executive must be employed on the date of a distribution under Section 1(e) of this Agreement, but a distribution under Section 1(e) shall not otherwise alter the eligibility requirements set forth in this Agreement.  In exchange for and as a requirement to receive the compensation set forth in this Section 1(a) of this Agreement, the Executive and Company (and its Affiliates) shall negotiate, in good faith, and enter into a general release of claims accrued as of the date thereof in favor of the Company and its Affiliates.  The form and scope of such release shall be acceptable to the Company and its Affiliates, the approval of which shall not be unreasonably withheld by the Company and its Affiliates.

(b)           The Deferred Compensation shall be forfeited in its entirety in the event that the Company terminates the Executive’s employment prior to August 1, 2014 for Cause or if the Executive terminates his employment for any reason other than death, Disability, Constructive Termination (as that term is defined in the Employment Agreement).  On and after the date on which Deferred Compensation payments commence hereunder, the Company may terminate its obligations under this Agreement only for Cause or if the Company subsequently determines within eighteen (18) months of the Executive’s termination that circumstances which would give rise to a for Cause termination of the Executive otherwise existed at the time of the Executive’s earlier termination.

(c)           In the event that the Executive dies prior to having received the aggregate amount of the Deferred Compensation payable under this Section 1, the Company shall pay to his Beneficiary within sixty (60) days of the Executive’s date of death a single lump sum payment in an amount equal to the present value of the remaining payments that would have been paid to the Executive had he not died. Such single lump sum payment shall be calculated by applying a discount rate equal to the then applicable 10-year Treasury Note interest rate.

(d)           If there is a Change in Control or the Executive is determined to have a Disability prior to the Executive having received the aggregate amount of the Deferred Compensation payable under this Section 1, the Company shall pay to the Executive within sixty (60) days of the effective date of the Change in Control or the determination of Disability a single lump sum payment in an amount equal to the present value of the remaining payments that would have been paid to the Executive had the Change in Control or Disability not occurred. Such single lump sum payment shall be calculated by applying a discount rate equal to the then applicable 10-year Treasury Note interest rate.

(e)           In the event of an “Unforeseeable Emergency” as that term is defined in Section 409A of the Code, the Company shall pay to the Executive within fifteen (15) days of the occurrence of the Unforeseeable Emergency the maximum amount allowable pursuant to Section 409A(a)(2)(B)(ii) in a lump sum promptly following the occurrence of such “Unforeseeable Emergency.”

2.             Definitions. For purposes of this Agreement, the following definitions apply:

(a)           “Affiliates” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control shall be determined by a majority of voting power only.

(b)           “Beneficiary” means the Person or Persons designated by the Executive in writing to receive the payment of Deferred Compensation in the event of the Executive’s death. The form of Beneficiary designation is attached to this Agreement as Exhibit B. Any Beneficiary designation shall be effective only upon actual receipt by the Company.

(c)           “Cause” means Executive (a) commits any material breach of any of his obligations under this Agreement, which breach is not cured within thirty (30) days of the

Executive’s receipt of written notice from the Company, (b) breaches the obligations set forth on Exhibit “A” attached hereto or in Sections 11 or 12 of the Employment Agreement (c) engages in gross negligence or willful misconduct in the performance of his duties on behalf of the Company, (d) is convicted or pleads no contest to a crime involving fraud, dishonesty or moral turpitude or any felony, or (e) commits an act of embezzlement or willful breach of a fiduciary duty to the Company or any of its Affiliates.

(d)           “Change in Control” means a “Change in Control” as defined in the Employment Agreement.

(e)           “Code” means the Internal Revenue Code of 1986, as amended, and its related interpretive guidance, regulations and rulings.

(f)            “Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or if he is determined to be totally disabled by the Social Security Administration, or if he is determined to be disabled in accordance with the long-term disability plan, if any, of the Company in which the Executive participates and has been receiving payments for not less than three (3) months under such plan.

(g)           “Employment Agreement” means that certain Employment Agreement entered into by and between the Company and Executive effective as of July 1, 2006.

(h)           “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

3.             Confidential Information and Restricted Activities. The Executive will be subject to the terms and conditions relating to confidential information, non-solicitation and non-competition set forth in Exhibit A, which is incorporated into this Agreement by reference.

4.             Amendment and Termination.  This Agreement may be amended or terminated only with the mutual written consent of the Company and the Executive.  In the event of any amendments involving further deferrals of the Deferred Compensation, each installment payment called for under Section 1 above shall be treated, to the extent permissible under the Code, as a separate payment for purposes of Section 409A of the Code.

5.             Section 409A; No Guarantee of any Tax Consequences.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) and this Agreement shall be interpreted to comply with Section 409A.  If any provision provided herein results in the imposition of an additional tax under the provisions of Section 409A, the Executive and the Company agree that any such provision will be reformed to avoid imposition of any such additional tax in the manner that the Executive and the Company mutually agree is appropriate to comply with Section 409A. Notwithstanding the foregoing, the Company makes no guarantee of any tax consequences under any section of the Code or state tax laws, including, without limitation, Section 409A of the Code.

6.             Delay in Payments.  Notwithstanding any other provision with respect to the timing of payments hereunder, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled hereunder will be withheld until the first business day of the seventh month following the Date of Termination, at which time the Executive shall be paid an aggregate amount equal to six (6) months of payments otherwise due to the Executive under the terms of Section 1(a) above, or if the payments are to be accelerated pursuant to Section 1(c) or 1(d) above, the lump sum payment shall be made on the first business day of the seventh month following the Change in Control or Disability.  After the first business day of the seventh month following the Date of Termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 1 above.

7.             Unsecured Promise to Pay.  This Plan constitutes an unfunded and non-qualified deferred compensation arrangement between the Company and the Executive. Neither the Executive nor any other person shall have any interest in any specific asset or assets of the Company by reason of any obligations hereunder nor any rights to payment of any Deferred Compensation except as expressly provided hereunder. The rights of the Executive and any designated beneficiary are unsecured and shall be subject to the creditors of the Company.

8.             Incapacity.  If the Company shall receive evidence satisfactory to it that Executive or any Beneficiary entitled to receive any benefit under this Agreement is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of the Trustee or Beneficiary shall have been duly appointed, the Company may make payment(s) of benefits otherwise payable to the Executive or designated beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit. Notwithstanding the foregoing, if there is a reasonable question as to who is the rightful recipient of any Deferred Compensation payments under this Agreement, the Company may file an action in a court of competent jurisdiction to resolve such question.

9.             Spendthrift Provision.  The Deferred Compensation shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charges and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of any such right hereunder be in any manner payable to any assignee, receiver or trustee, or be liable for such person’s debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

10.           Plan Administration.  This Agreement is intended to be a plan (the “Plan”) of deferred compensation for a select group of management or highly compensated employees described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be interpreted and administered accordingly.  The Plan shall be administered by the Board of Directors of

Global GP LLC or any successor group of such Board of Directors (the “Board”). The Board shall have discretionary authority to administer the Plan and make claims determinations consistent with the terms of the Plan. The Board may delegate any of its responsibilities under the Plan provided that such delegation does not result in any violation of the Plan or any applicable law, rule, regulation or order.

(a)           Claims Procedure.  If any request for a distribution under the Plan, which request may be made by filing a written request with the Board, is denied, the Board shall so notify the claimant within 90 days after receipt of the application and shall afford such claimant a reasonable opportunity for a full and fair review of the decision denying his claim. Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

(i)                                     reference to pertinent provisions of the Plan or of the Board’s rules;

(ii)                                  a description of any additional information or material necessary to perfect the claim and an explanation of why it is necessary; and

(iii)                               an explanation of the claims review procedure including advising the claimant that he may request the opportunity to review pertinent Plan documents and submit a statement of issues and comments in writing.

Within 60 days following receipt of notice of denial of a claim, a claimant may request a review of such denial by the Board.  The Board shall take appropriate steps to review its decision in light of any further information or comments submitted by such claimant.  The Board shall render a decision within 60 days after claimant’s request for review and shall advise claimant in writing of its decision on such review, specifying its reasons for the decision and identifying appropriate provisions of the Plan that support the Board’s decision. Any of the periods set forth herein may be extended by the Board upon notice to the Claimant of the extension and the reason for the extension if notice is provided prior to the expiration of such period.  The provisions of this Section 10(b) shall be interpreted and administered in a manner consistent with the applicable provisions of Department of Labor Regulation Section 2560.503-1.

(b)           Named Fiduciary and Plan Administrator.  The Board shall be the Named Fiduciary and Plan Administrator of this Plan.

11.           Notices.  For purposes of this Plan, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service, addressed to the Executive at the home address set forth in the Company’s records, and to the Company at its principal place of business (attention: Chief Executive Officer) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12.           Successors and Assigns.  This Agreement shall be applicable to, and shall inure to the benefit of, the Company and their successors and assigns and to the Executive and his heirs, executors, administrators and personal representatives.

13.           Governing Law.  This Agreement shall continue in effect after termination of my employment and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles, to the extent not preempted by U.S. federal law.

14.           Consent to Jurisdiction.  In the event of any alleged breach of this Agreement which the parties are unable to settle by mutual consultation, the Company and the Executive hereby consent and submit to arbitration. Such arbitration shall take place in Boston, Massachusetts, unless the parties otherwise mutually agree in writing, in accordance with the employment rules of the American Arbitration Association (“AAA”) and under the laws of the Commonwealth of Massachusetts. Unless otherwise required by law, the parties hereby agree to proceed before one impartial arbitrator selected by mutual agreement of the parties. Any demand for arbitration hereunder shall be filed within a reasonable time after the controversy or claim has arisen, but in no event later than the date when the institution of legal or equitable proceedings based on the claim would be barred by the statute of limitations under applicable law. This arbitration provision may be specifically enforced in any court of competent jurisdiction. Judgment upon the award rendered by the arbitrator(s) may be entered in the federal and state courts in and of the Commonwealth of Massachusetts.

15.           Remedies.  The Company and the Executive agree that forfeiture of the Deferred Compensation shall serve as liquidated damages in the event that the Executive breaches any of the provisions of this Agreement. The parties acknowledge that actual damages will be difficult to ascertain and that such liquidated damages represent the best estimate of such damages.

16.           Waiver of Breach.  The waiver by the Company or the Executive of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach.

17.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

18.           Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement this 1st day of February, 2007.

/s/Edward J. Faneuil
Edward J. Faneuil

GLOBAL PARTNERS LP

By:	GLOBAL GP LLC, its General Partner

/s/Eric Slifka
	Name:	Eric Slifka
	Title:	President and CEO

EXHIBIT A

CONFIDENTIALITY AND RESTRICTED ACTIVITIES

Confidentiality

1.             During the course of the Executive’s employment with the Company, he has and will learn of Confidential Information, as defined below, and he may develop Confidential Information on behalf of the Company. Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by him incident to his employment or any other association with the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

2.             All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof, and other Company property, including, without limitation, computers, cell phones, other electronic devices, discs and customer lists (the “Property”) whether or not prepared by Executive shall be the sole and exclusive property of the Company. Executive agrees to safeguard all Property and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Chief Executive Officer or his designee may specify, all Property then in his possession or control.

Non-Solicitation

3.             During Executive’s employment, and until the later (i) date on which the Company is required to make its last payment to the Executive pursuant to the Deferred Compensation Agreement or (ii) two (2) years from the date payments under this Agreement commence, Executive will not and will not assist anyone else to (i) hire or attempt to hire any employee of the Company, and (ii) encourage any employee of the Company to discontinue employment or any former employee to become employed in any business directly or indirectly competitive with the Company’s business; provided, however, that Executive may hire or attempt to hire any administrative assistant or secretary who does not, and has not, acted in any managerial or executive capacity with the Company.

Non-Competition

4.             During Executive’s employment, and until the later (i) date on which the Company is required to make its last payment to the Executive pursuant to the Deferred Compensation Agreement or (ii) two (2) years from the date payments under this Agreement commence, except as otherwise agreed to by the Company in writing, the Executive shall be prohibited from working (as an employee, consultant, advisor, director or otherwise) for, engaging in or acquiring or investing in any business having assets engaged in the following businesses (the “Restricted Businesses”) in New England and other jurisdictions in which the Company is conducting business (“Restricted Geography”): (i) wholesale marketing, sale, distribution and transportation of petroleum products; (ii) the storage of petroleum products in connection with any of the activities described in (i); (iii) bunkering in connection with petroleum products; and (iv) the wholesale or retail sale or distribution of petroleum or gasoline products, unless the Chief Executive Officer of the Company and the Board approve such activity. Notwithstanding any provision of this paragraph to the contrary, the Executive may (x) own up to 3% of a publicly traded entity that is engaged in one or more of the Restricted Businesses and (y) with the prior consent of the Company, may serve as a director of an entity that is engaged in one or more of the Restricted Businesses.

Special Definitions

5.             For purposes of this Exhibit A, “Confidential Information” means any secret, confidential or proprietary information, knowledge or data of the Company or its Affiliates obtained by Executive while in the employ of the Company, the disclosure of which Executive knows or has reason to know will be damaging to the Company or any of its Affiliates; provided, however, that such information, knowledge or data shall not include (i) any information, knowledge or data known generally to the public (other than as a result of unauthorized disclosure by the Executive) or (ii) any information, knowledge or data which the Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

Enforceability

6.             If any provision of this Exhibit A should, for any reason, be held invalid or unenforceable in any respect, including, but not limited to, a determination that such provision is unenforceable by reason of it being extended over too great a time, too large a geographic area, or too great a range of activities, it shall not affect any other provisions and shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law.

EXHIBIT B

DESIGNATION OF BENEFICIARY

The Executive may designate one or more beneficiaries to receive any amount of Deferred Compensation that remains payable at his death.  If the Designated Beneficiary survives the Executive, but dies before receiving the payment to which he or she is entitled, the remainder will be paid to the Designated Beneficiary’s estate, unless you specifically elect otherwise in your Designation of Beneficiary form.

The Executive may indicate the names not only of one or more primary Designated Beneficiaries but also the names of secondary beneficiaries who would receive payment of the Deferred Compensation in the event that none of the primary beneficiary or beneficiaries are alive at the time of Executive’s death.  Designated Beneficiaries may be changed by the Executive at any time, without their consent, by filing a new Designation of Beneficiary form with the Company.

***************

I, Edward J. Faneuil, hereby designate the person or persons listed below to receive any amount of Deferred Compensation that remains payable to me in the event of my death, pursuant to the Deferred Compensation Agreement dated February 1, 2007 between me and Global Partners LP. This designation of beneficiary shall become effective upon its delivery to the President or Chief Executive Officer of the Company prior to my death, and revokes any designation(s) of beneficiary previously made by me. I reserve the right to revoke this designation of beneficiary at any time without notice to any beneficiary.

I hereby name the following as primary Designated Beneficiary:

Name	Relationship	Percentage		Address
%

Name	Relationship	Percentage		Address
%

Name	Relationship	Percentage		Address
%

Name	Relationship	Percentage		Address
%

In the event that one or more of the primary Designated Beneficiaries predeceases me, his or her share shall be allocated pro rata among the surviving primary Designated Beneficiaries based on the allocation percentage listed above. I hereby name the following as secondary Designated Beneficiaries, in the event that no primary Designated Beneficiary survives me:

Name	Relationship	Percentage		Address
%

Name	Relationship	Percentage		Address
%

Name	Relationship	Percentage		Address
%

Name	Relationship	Percentage		Address
%

In the event that no primary Designated Beneficiary survives me and one or more of the secondary Designated Beneficiaries predeceases me, his or her share shall be allocated pro rata among the surviving secondary Designated Beneficiaries based on the allocation percentage listed above.

(Witness)	(Signature of Edward J. Faneuil)

Date:	Date: